UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 29, 2015

Veeva Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36121	20-8235463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4280 Hacienda Drive

Pleasanton, California 94588

(Address of principal executive offices, including zip code)

(925) 452-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2015, Veeva Systems Inc. (the “Company”) announced that its indirect subsidiary, Veeva U.K. Holdings Limited (the “Purchaser”), acquired all of the share capital of Mineral Newco Ltd. (the “Target”), a company organized under the laws of the United Kingdom that is the ultimate parent company of Zinc Ahead Holdings Ltd, Zinc Ahead Ltd, Zinc Ahead Inc., Zinc Ahead PTY LTD and Zinc Ahead (Japan) KK, pursuant to the terms and conditions of a Share Purchase Agreement, dated September 29, 2015 (the “Purchase Agreement”), among the Company, the Purchaser, Accel-KKR Structured Capital Partners, LP and the other sellers party thereto (the “Sellers”).

The aggregate purchase price for the acquisition was approximately $130 million in cash, which includes amounts to pay off outstanding indebtedness and expenses at closing, and $10 million of deferred consideration payable over three years to non-institutional shareholders and option holders.

Pursuant to the Purchase Agreement, the Sellers have made certain warranties relating to the Target and its corporate group, for which they will be liable in the event of a breach, and have agreed to indemnify the Purchaser for certain matters.  Certain of the Sellers have agreed to non-competition restrictions under the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Purchase Agreement governs the contractual rights between the parties in relation to the acquisition. We have included the above summary of certain terms of the Purchase Agreement and attached the Purchase Agreement as an exhibit to this Form 8-K to provide you with information regarding the terms of the Purchase Agreement. This summary and report are not intended to modify or supplement any factual disclosures about Purchaser or Target in our respective public reports filed with the SEC or other regulators. In particular, the Purchase Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Purchaser or Target. The representations and warranties contained in the Purchase Agreement have been negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable under the securities laws.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On September 29, 2015, the Company completed the acquisition contemplated by the Purchase Agreement. The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 29, 2015, the “Company issued a press release announcing that it has entered into the Purchase Agreement pursuant to which the Purchaser acquired the entire issued share capital of the Target, subject to the terms and conditions of the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements required by this Item will be filed by amendment to this Current Report on Form 8-K or included within Item 5 of our Form 10-Q for the fiscal quarter ended October 31, 2015, not later than 71 calendar days following the date that this Report is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required by this Item will be filed by amendment to this Current Report on Form 8-K or included within Item 5 of our Form 10-Q for the fiscal quarter ended October 31, 2015, not later than 71 calendar days following the date that this Report is required to be filed.

(d) Exhibits.

Exhibit No.	Description

2.1*	Share Purchase Agreement, dated September 29, 2015, among Veeva Systems Inc., Veeva U.K. Holdings Limited, Accel-KKR Structured Capital Partners, LP and the other sellers party thereto.
99.1	Press Release dated September 29, 2015.

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits and schedules to this agreement have been omitted. The Company hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veeva Systems Inc.

By:	/s/ JOSH FADDIS
Josh Faddis
Vice President, General Counsel

Dated: October 1, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Share Purchase Agreement, dated September 29, 2015, among Veeva Systems Inc., Veeva U.K. Holdings Limited, Accel-KKR Structured Capital Partners, LP and the other sellers party thereto.
99.1	Press Release dated September 29, 2015.

*

Pursuant to Item 601(b)(2) of Regulation S-K, certain exhibits and schedules to this agreement have been omitted. The Company hereby agrees to furnish supplementally to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.